EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, PHEAA Student Loan Trust I (the “Issuer”) does hereby make, constitute and appoint Pennsylvania Higher Education Assistance Agency, as Administrator under the Administration Agreement (as defined below), and its agents and attorneys, as Agents and Attorneys-in-Fact of the Issuer, to execute on behalf of the Issuer all such documents, reports, filings (including filings under the Uniform Commercial Code as adopted in any relevant jurisdiction), instruments, certificates and opinions as it should be the duty of the Issuer to prepare, file or deliver pursuant to the Basic Documents (as defined in the Administration Agreement), including without limitation, to appear for and represent the Issuer in connection with the preparation, filing and audit of any federal, state and local tax returns pertaining to the Issuer, and with full power to perform any and all acts associated with such returns and audits that the Issuer could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restriction on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements.  For the purpose of this Power of Attorney, the term “Administration Agreement” means the Amended and Restated Administration Agreement dated as of July 1, 2004, between the Issuer and Pennsylvania Higher Education Assistance Agency, as Administrator, as such may be amended from time to time.

All powers of attorney for this purpose heretofore filed or executed by Issuer are hereby revoked.

EXECUTED as of July 14th, 2004.

PHEAA STUDENT LOAN TRUST I

By: WACHOVIA BANK OF DELAWARE, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee
	By:	/s/ RITA MARIE RITROVATO
Name: Rita Marie Ritrovato
Title:Trust Officer

STATE OF DELAWARE	:
: ss.
COUNTY OF NEW CASTLE	:

On this the 12th day of July, 2004, before me, a Notary Public in and for the

State and County aforesaid, the undersigned officer, personally appear Rita Marie Ritrovato who acknowledged himself to be the Officer of Wachovia Bank of Delaware, National Association, and that he/she, as such officer, being authorized to do so, executed the foregoing Power of Attorney for the purposes therein contained by signing the name of Wachovia Bank of Delaware, national Association, no in its individual capacity but solely as Owner trustee for PHEAA Student Loan Trust I.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 12th day of July.

/s/ SHERI M. ROBINSON
Notary Public in and for the
State of Delaware

(SEAL)

Sheri L. Robinson
NOTARIAL SEAL	Printed Name of Notary Public
SHERI M ROBINSON, NOTARY PUBLIC	My commission expires: 10/09/04
STATE OF DELAWARE
Date of Appointment: 10-09-00
My Commission Expires: October 9, 2004